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                                                                  EXHIBIT (a)(9)

June 15, 2001


                Notice to Certain Holders of Options to Purchase
                        Common Stock of Paula Financial:
                -------------------------------------------------

         Reference is hereby made to the recent offer by PAULA Financial (the "Company") to exchange certain outstanding options that were granted under the Company's 1994 Stock Incentive Plan (the "1994 Plan") and the Company's Amended and Restated 1997 Stock Incentive Plan (the "1997 Plan" and, together with the 1994 Plan, the "Plans") for restricted shares of common stock to be granted under the Plans, as more fully described in the Company's offer to exchange dated May 22, 2001 (the "Offer to Exchange") and the related letter of transmittal (together with the Offer to Exchange, the "Offer").

         We are writing to inform you that, as of the close of business on June 14, 2001, the Nasdaq National Market composite index had declined by an amount in excess of 10% since the commencement of the Offer on May 22, 2001. Accordingly, the condition to closing the Offer set forth in Section 6(c)(8) of the Offer to Exchange would not be met. We hereby advise you that we will waive the condition set forth in Section 6(c)(8) and proceed with the consummation of the Offer. Pursuant to the requirements of the Exchange Act Rules, upon waiving this condition, we must extend the offer period for five (5) business days from the date of this letter. ACCORDINGLY, PLEASE BE ADVISED THAT THE OFFER AND YOUR WITHDRAWAL RIGHTS WILL NOW EXPIRE AT 5:00 P.M. PACIFIC STANDARD TIME ON FRIDAY, JUNE 22, 2001, UNLESS THE OFFER IS FURTHER EXTENDED. Please note that our waiver of this condition will not be deemed a waiver of any other condition to the Offer, and we may assert any other condition to the Offer in our discretion, regardless of the circumstances giving rise to them, at any time prior to the expiration date, as extended hereby.

         If you have any questions about the Offer, please call Debbie Maddocks, Vice President of Finance and Investor Relations, at (626) 304-0401.


                                         Sincerely,

                                         /s/  Jeffrey A. Snider
                                         ----------------------
                                         Jeffrey A. Snider
                                         Chief Executive Officer


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